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EXHIBIT 23.2

   CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-18945) pertaining to the 1992 Stock Incentive Plan, as amended, and the Amended and Restated Directors Stock Option Plan and in the Registration Statement (Form S-8 No. 333-90524) pertaining to the 2002 Stock Option Plan of Redhook Ale Brewery, Incorporated of our report dated January 23, 2004, except for the fourth paragraph of note 1, as to which the date is July 1, 2004, with respect to the financial statements of Redhook Ale Brewery, Incorporated for the year ended December 31, 2003 included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

                                          /s/ Ernst & Young LLP

Seattle, Washington
March 29, 2006